As filed with the Securities and Exchange Commission on May 14, 2003
                                                           File No. 333-_______

--------------------------------------------------------------------------------
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          21ST CENTURY HOLDING COMPANY
                          ----------------------------
             (Exact name of registrant as specified in its charter)


         Florida                                        65-0248866
         -------                                        ----------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

           4161 N.W. 5th Street, Plantation, FL 33317, (954) 581-9993
           ----------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Edward J. Lawson
                          21st Century Holding Company
                              4161 N.W. 5th Street
                              Plantation, FL 33317
                                 (954) 581-9993
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                            A. Jeffry Robinson, P.A.
                                Broad and Cassel
                          201 South Biscayne Boulevard
                            Miami Center, Suite 3000
                              Miami, Florida 33131
                                 (305) 373-9400

        Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on the Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

------------------------------- ------------------ ------------------------- ------------------------- ------------------
                                                        PROPOSED MAXIMUM      PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF        AMOUNT TO BE          OFFERING PRICE PER   AGGREGATE OFFERING          AMOUNT OF
 SECURITIES TO BE REGISTERED       REGISTERED               SHARE(1)             PRICE(1)             REGISTRATION FEE
------------------------------- ------------------ ------------------------- ------------------------- ------------------
Common Stock, $0.01 par value        125,000                $13.19                  $1,648,750              $133.38
per share
------------------------------- ------------------ ------------------------- ------------------------- ------------------

         (1)Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a), promulgated under the Securities Act of 1933, as amended, and based upon the average of the high and low sales price of the Registrant's common stock on May 8, 2003.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECT IS NOT AN OFFER TO SELL THE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE IN WHICH THE OFFER OR SALE IS NOT PERMITTED.

                       SUBJECT TO COMPLETION, MAY 14, 2003


                                   PROSPECTUS

                         125,000 SHARES OF COMMON STOCK

                          21ST CENTURY HOLDING COMPANY

         This prospectus covers 125,000 shares of our common stock being offered upon the exercise of warrants to purchase common stock at a price of $10.875 per share expiring November 10, 2003, issued to the managing underwriter of our initial public offering. We will receive proceeds only upon the exercise of the warrants.

         Our common stock is traded on the Nasdaq National Market under the symbol "TCHC." On May 8, 2003, the last reported sale price of the common stock on the Nasdaq National Market was $13.19 per share.

         The shares of common stock offered hereby involve a high degree of risk and should be considered only by such persons capable of bearing the economic risk of such investment. You should carefully consider the "Risks of Investing in Our Shares" section beginning on page 6 of this prospectus.

         You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give any information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these shares in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these shares.

         Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.


                  The date of this prospectus is May 14, 2003.
           -----------------------------------------------------------

                                TABLE OF CONTENTS
                                                                         Page
                                                                         ----

PROSPECTUS SUMMARY........................................................5

RISKS OF INVESTING IN OUR SHARES..........................................6

NOTE REGARDING FORWARD LOOKING STATEMENTS.................................11

USE OF PROCEEDS...........................................................11

LEGAL OPINION.............................................................12

EXPERTS...................................................................12

WHERE YOU CAN FIND MORE INFORMATION.......................................12

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.........................12

INDEMNIFICATION OF DIRECTORS AND OFFICERS.................................13

                               PROSPECTUS SUMMARY

         This is only a summary and does not contain all of the information that may be important to you. You should read the more detailed information contained in this prospectus and all other information, including the financial information and statements with notes, as discussed in the "Where You Can Find More Information" section of this prospectus.

OVERVIEW

         We are a vertically integrated insurance holding company, which, through our subsidiaries, controls substantially all aspects of the insurance underwriting, distribution and claims process. We underwrite personal automobile insurance, homeowners insurance and mobile home property and casualty insurance in the State of Florida through our wholly-owned subsidiaries, Federated National Insurance Company and American Vehicle Insurance Company. We internally process claims made by our own and third party insureds through our wholly-owned claims adjusting company, Superior Adjusting, Inc. We also offer premium financing to our own and third-party insureds through our wholly-owned subsidiary, Federated Premium Finance, Inc.

         We market and distribute our own and third-party insurers' products and our other services primarily in Central and South Florida, through a network of 23 agencies owned by Federated Agency Group, Inc., a wholly-owned subsidiary, 34 operating franchised agencies, and approximately 125 independent agents. Through our wholly-owned subsidiary, FedUSA, Inc., we franchise agencies under the FedUSA name. As of December 31, 2002, franchises were granted for 40 FedUSA agencies, of which 34 were operating. We intend to focus our future expansion efforts for our agency network on franchised agencies.

         We offer income tax preparation software and service through Express Tax Service, Inc., an 80% owned subsidiary, as well as franchise opportunities for these services through EXPRESSTAX Franchise Corporation, a wholly-owned subsidiary of Express Tax Service, Inc. As of December 31, 2002 there were 136 EXPRESSTAX franchises granted.

         We believe that we can be distinguished from our competitors because we generate revenue from substantially all aspects of the insurance underwriting, distribution and claims process. We provide quality service to both our agents and insureds by utilizing an integrated computer system, which links our insurance and service entities. Our computer and software systems allow for automated premium quotation, policy issuance, billing, payment and claims processing and enables us to continuously monitor substantially all aspects of our business. Using these systems, our agents can access a customer's driving record, quote a premium, offer premium financing and, if requested, generate a policy on-site. We believe that these systems have facilitated our ability to market and underwrite insurance products on a cost-efficient basis, allow our owned and franchised agencies to be a "one stop" shop for insurance, tax preparation and other services, and will enhance our ability to expand in Florida and to other states.

         Our primary products are standard and nonstandard personal automobile insurance. The former is principally provided to insureds who present an average risk profile in terms of payment history, driving record, vehicle and other factors. The latter is principally provided to insureds who are unable to obtain preferred or standard insurance coverage because of their payment history, driving record, age, vehicle type or other factors, including market conditions for preferred or standard risks. Underwriting standards for standard insurance coverage have become more restrictive, thereby requiring more drivers to seek coverage in the nonstandard automobile insurance market. These factors have contributed to an increase in the size of the nonstandard personal automobile insurance market.

         We currently underwrite and sell insurance only in Florida; however, we intend to expand to other selected states and American Vehicle has applied to obtain a license to underwrite and sell personal automobile insurance in South Carolina and Louisiana. We will select additional states for expansion based on a number of criteria, including the size of the personal automobile insurance market, statewide loss results, competition and the regulatory climate. Our ability to expand into other states will be subject to receiving prior regulatory approval of each state. Certain states impose operating requirements upon licensee applicants, which may impose burdens on our ability to obtain a license to conduct insurance business in those other states. There can be no assurance that we will be able to obtain the required licenses, and the failure to do so would limit our ability to expand geographically.

         Our executive offices are located at 4161 N.W. 5th Street, Plantation, Florida and our telephone number is (954) 581-9993.

                        RISKS OF INVESTING IN OUR SHARES

         You should carefully consider the following risks, in addition to the other information presented in this prospectus or incorporated by reference into this prospectus, before making an investment decision. The trading price of our shares could decline due to any of these risks, and you could lose all or part of your investment. These are not the only risks and uncertainties that we face. Additional risks and uncertainties that we do not currently know about or that we currently believe are immaterial may also harm our business operations. If any of these risks or uncertainties actually occur, our business, results of operations, financial condition, or prospects could be substantially harmed.

         Factors affecting the sectors of the insurance industry in which we operate may cause our operating results to significantly fluctuate.

         Factors affecting the sectors of the insurance industry in which we operate may subject us to significant fluctuations in operating results. These factors include competition, catastrophe losses and general economic conditions, including interest rate changes, as well as legislative initiatives, the frequency of litigation, the size of judgments and severe weather conditions. Specifically, the personal automobile insurance market, which comprises the bulk of our current operations, is influenced by many factors, including state and Federal insurance laws, market conditions for automobile insurance and state assigned risk and residual market plans. Additionally, an economic downturn in Florida could result in fewer car and home sales and less demand for our products.

         We are affected by the cyclical nature of the property and casualty insurance industry.

         Historically, the financial performance of the property and casualty insurance industry has tended to fluctuate in cyclical patterns of soft markets followed by hard markets. Although an individual insurance company's financial performance is dependent on its own specific business characteristics, the profitability of most property and casualty insurance companies tends to follow this cyclical market pattern with profitability generally increasing in hard markets and decreasing in soft markets.

         We have experienced rapid growth.

         We have grown rapidly over the last few years. We believe that a substantial portion of our future growth will depend on our ability, among other things, to successfully implement our business strategy, including expanding product offerings by underwriting and marketing additional insurance products and programs through our distribution network and further penetrating the Florida market by franchising additional insurance agencies and establishing relationships with additional independent agents in order to expand our distribution network. Any future growth is contingent on various factors, including the availability of adequate capital, our ability to hire and train additional personnel, regulatory requirements and rating agency considerations. There is no assurance that we will be successful in expanding our business, that the existing infrastructure will be able to support additional expansion or that any new business will be profitable. Moreover, as we expand our insurance products and programs and our mix of business changes, there can be no assurance that we will be able to maintain profit margins or other operating results. There can also be no assurance that we will be able to obtain the required regulatory approvals to offer additional insurance products or expand into states other than Florida.

         We are subject to risks arising from following the industry practice of reinsuring a portion of our risks.

         We follow the insurance industry practice of reinsuring a portion of our risks and paying for that protection based upon premiums received on all policies subject to such reinsurance. Our business is dependent upon our ability to transfer or "cede" significant amounts of risk insured by us. The amount, availability and cost of reinsurance are subject to prevailing market conditions which are beyond our control, and they affect our level of business and profitability. Reinsurance makes the assuming reinsurer liable to the extent of the risk ceded. We are subject to credit risk with respect to our current and future reinsurers, as the ceding of risk to reinsurers does not relieve us of liability to our insureds with respect to the portion of the risk which has been reinsured, in the event of the reinsurers' failure to pay for any reason. The insolvency of any reinsurers or their inability to make payments could substantially harm our business, results of operations and financial condition. There can be no assurance that reinsurance will be available to us to the same extent, and at the same cost, as it has in the past.

         We are dependent on investment income for a substantial portion of our earnings.

         Similarly to other property and casualty insurance companies, we depend on income from our investment portfolio for a substantial portion of our earnings. A significant decline in investment yields in our investment portfolio, default by the issuers of securities which we own, or change in interest rates could substantially harm our business, results of operations and financial condition.

         Our results of operations may be affected by the loss and loss adjustment expense reserves we establish.

         We are directly liable for loss and loss adjustment expenses or LAE under the terms of the insurance policies we underwrite. We establish a liability for unpaid losses and LAE for the expected payment of all incurred losses and LAE. The liability for unpaid losses and LAE is an estimate based on historical data and anticipated future events. Actual losses and LAE may vary significantly from the established liability. Furthermore, factors such as inflation, claims settlement patterns, legislative activity and litigation trends, all of which are difficult to predict, may have a substantial impact on our actual loss experience. Accordingly, there can be no assurance our liability for unpaid losses and LAE will be adequate to cover our actual losses. If our liability for unpaid losses and LAE is less than actual losses and LAE, we will be required to increase the liability for unpaid losses and LAE with a corresponding reduction in our net income in the period in which the deficiency is identified. Future loss experience substantially in excess of our established liability for unpaid losses and LAE could substantially harm business, results of operations and financial condition.

         We are subject to significant government regulation.

         We are subject to laws and regulations of Florida, our state of domicile, and will be subject to the laws of any state in which we conduct business in the future. These laws and regulations cover all aspects of our business and are generally designed to protect the interests of insurance policyholders. Such laws and regulations relate to authorized lines of business, capital surplus requirements, allowable rates and forms, investment parameters, underwriting limitations, restrictions upon transactions with affiliates, dividend limitations, changes in control, market conduct, limitations on premium financing services charges and a variety of other financial and non-financial aspects of our business. Our failure to comply with applicable insurance laws and regulations or to have new insurance programs approved could substantially harm our business, results of operations and financial condition. Prior to conducting insurance business in any states other than Florida, we will need to obtain a certificate of authority in any additional states, and the failure to do so would limit our ability to expand geographically. In addition, any changes in laws and regulations, including the adoption of consumer initiatives regarding rates charged for personal automobile or other insurance coverage, could substantially harm business, results of operations and financial condition.

         We are subject to risks arising from our insurance agents.

         Our insurance programs are managed by Assurance MGA, our managing general agent, which has underwriting authority on behalf of Federated National, American Vehicle and third-party insurance companies which it represents. We market and distribute Federated National's, American Vehicle's and third-party insurers' products and our other services primarily in Central and South Florida through a network of 23 agencies we own, 34 operating franchised agencies and approximately 125 active independent agents. Agents, whether employed by us or a franchisee or independent, may under certain circumstances have the ability to bind us. Since many of the agents are not employed by us, we have only limited ability to exercise control over them. In the event that an agent exceeds its authority by binding us on a risk which does not comply with our underwriting guidelines, we are at risk for that policy until we receive the application and effect a cancellation. Although we have not experienced a material loss from improper use of binding authority by our agents, improper use of such authority may result in losses which could substantially harm our business, results of operations and financial condition.

         We are subject to risks arising from our claims experience.

         Nonstandard automobile insurance, which is our primary product, generally involves the potential for increased loss exposure and higher claims experience. Abnormally high severity or frequency of claims in any period could substantially harm business, results of operations and financial condition.

         We face significant competition.

         We operate in a highly competitive market and face competition from both national and regional insurance companies, many of whom are larger and have greater financial and other resources than we possess, have more favorable A.M. Best ratings or offer more diversified insurance coverage. Our competitors include other companies, which market their products through agents, as well as companies, which sell insurance directly to their customers. Large national writers may have certain competitive advantages over agency writers, including increased name recognition, increased loyalty of their customer base and reduced policy acquisition costs. We also face competition from new or temporary entrants in our niche markets. In some cases, such entrants may, because of inexperience, desire for new business or other reasons, price their insurance below our pricing structure. Although our pricing is inevitably influenced to some degree by that of our competitors, our management believes that it is generally not in our best interest to compete solely on price, choosing instead to compete on the basis of underwriting criteria, our distribution network and superior service to our agents and insureds. We compete with respect to automobile insurance in Florida with more than 100 companies, including companies of comparable or smaller size, such as U.S. Security Insurance Company, United Automobile Insurance Company, Direct General Insurance Company and Security National, as well as major insurers such as Progressive Casualty Insurance Company. Competition could substantially harm business, results of operations and financial condition.

         Our business can be affected by industry rating services.

         Insurers compete for business on the basis of a number of factors, including the letter ratings assigned by A.M. Best and by other entities including Standard and Poor's Corporation and Demotech, Inc. A.M. Best's letter ratings for the industry currently range from "A++" (Superior) to "C-" (Fair) and some companies are not rated. These letter ratings are continually monitored and subject to adjustment by A.M. Best. In evaluating a company's financial and operating performance, A.M. Best reviews the company's profitability, leverage and liquidity as well as our book of business, the adequacy and soundness of our reinsurance, the quality and estimated market value of our assets, the adequacy of our reserves and the experience and competency of our management. Federated National received a B rating and American Vehicle received a B+ rating from A.M. Best during 2002. A.M. Best's ratings are based upon factors of concern to agents, reinsurers and policyholders and are not primarily directed toward the protection of investors. Federated National is rated "A" (Strong) by Demotech, Inc.

         Catastrophe losses may significantly harm our business, results of operations and financial condition.

         Property and casualty insurance companies are subject to claims arising from catastrophes which may have a significant impact on their business, results of operations and financial condition. Catastrophe losses can be caused by a wide variety of events, including hurricanes, tropical storms, tornadoes, wind, hail, fires, riots and explosions, and their incidence and severity are inherently unpredictable. The extent of losses from a catastrophe is a function of two factors: the total amount of the insurance company's exposure in the area affected by the event and the severity of the event. Our policyholders are currently concentrated in South Florida, which is periodically subject to adverse weather conditions such as hurricanes and tropical storms. Accordingly, the occurrence of a catastrophe in South Florida could substantially harm business, results of operations and financial condition.

         We are dependent on the services of our executive officers and other key personnel.

         We depend, and will continue to depend, on the services of our co-founders and principal shareholders, Edward J. Lawson, our President and Chief Executive Officer, and Michele Lawson, our Treasurer, as well as Richard Widdicombe, President of Federated national, American Vehicle and Assurance MGA. We are also dependent on the services of other key personnel in the areas of administration, underwriting, claims and marketing. Our ability to underwrite, market and distribute insurance products is partially dependent upon our ability to retain these key personnel. We have entered into an employment agreement with each of Mr. and Mrs. Lawson and Mr. Widdicombe; however, no assurance can be given that we can retain Mr. or Mrs. Lawson or our other key employees. We maintain $1 million in key life insurance on the lives of Mr. and Mrs. Lawson. However, the loss of Mr. or Mrs. Lawson or one or more of our other key employees could substantially harm our business.

         Our stock ownership is highly concentrated.

         Edward J. Lawson and Michele V. Lawson beneficially own approximately 36% of our issued and outstanding shares of common stock. As our largest shareholders, they are likely to have the power to influence significantly the election of our directors and other matters submitted to a vote of the Company's shareholders.

         We have authorized but unissued preferred stock, which could affect rights of holders of common stock.

         Our Amended and Restated Articles of Incorporation authorize the issuance of preferred stock with designations, rights and preferences determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without shareholder approval, to issue preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. Although we have has no present intention to issue any shares of our preferred stock, there can be no assurance that we will not do so in the future.

         Certain provisions of our Articles of Incorporation and Bylaws and Florida law may have antitakeover effects.

         Certain provisions of our Articles of Incorporation and Bylaws may be deemed to have antitakeover effects and may delay, defer or prevent a hostile takeover, including: a classified board of directors, prohibition of shareholder action by written consent and advance notice requirements for shareholder proposals and director nominations. In addition, Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in a "control share acquisition" will not possess any voting rights unless such voting rights are approved by a majority of the corporation's disinterested shareholders. A "control share acquisition" is an acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding "control shares" of a publicly held Florida corporation. "Control shares" are shares, which, except for the Florida Control

Share Act, would have voting power that, when added to all other shares owned by a person or in respect to which such person may exercise or direct the exercise of voting power, would entitle such person, immediately after acquisition of such shares, directly or indirectly, alone or as a part of a group, to exercise or direct the exercise of voting power in the election of directors within any of the following ranges: (a) at least 20% but less than 33 1/3% of all voting power, (b) at least 33 1/3% but less than a majority of all voting power; or (c) a majority or more of all voting power. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates).

         Our holding company structure makes us dependent on the earnings of our subsidiaries and their ability to pay dividends to the holding company.

         We are an insurance holding company with assets consisting primarily of the capital stock of our subsidiaries. Our operations and the ability to service our indebtedness are and will continue to be limited by the earnings of our subsidiaries and the distribution or other payment of such earnings to us in the form of dividends, loans, advances or the reimbursement of expenses. The payment of dividends, the making of loans and advances or the reimbursement of expenses to us by our subsidiaries is contingent upon the earnings of those subsidiaries and is subject to various business considerations. In addition, payments of dividends to us by our subsidiaries is subject to various statutory and regulatory insurance industry restrictions. Although we believe that amounts required for us to meet our financial and operating obligations will be available for distribution to us, there can be no assurance in this regard.

                    NOTE REGARDING FORWARD LOOKING STATEMENTS

         Statements in this prospectus or in documents that are incorporated by reference that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as "may", "will", "expect", "believe", "anticipate", "intend", "could", "would", "estimate", or "continue" or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties include, but are not limited to, the risks and uncertainties described in the prospectus or from time to time in our filings with the SEC.

                                 USE OF PROCEEDS

         We will receive proceeds of $10.875 per share when and if the warrants are exercised. The likelihood of our receiving any proceeds from the exercise of the warrants increases as the market price of our common stock increases above the warrant exercise price. If all the warrants are exercised, we will receive net proceeds of approximately $1,348,242 after deducting approximately $11,133 in expenses in connection with the registration statement. Such proceeds, if any, will be used for working capital and general corporate purposes.

                                  LEGAL OPINION

         Broad and Cassel, a partnership including professional associations, Miami, Florida, is giving an opinion regarding the validity of the offered shares of common stock.

                                     EXPERTS

         The financial statements of 21st Century Holding Company for the year ended December 31, 2002, incorporated by reference in this prospectus, have been audited by De Meo, Young, McGrath, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

         The financial statements of 21st Century Holding Company for the years ended December 31, 2001 and 2000, incorporated by reference in this prospectus, have been audited by McLean, Paul, Chrycy, Fletcher & Co., independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form S-3 with the SEC in connection with this offering. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the Rules and Regulations of the SEC. Whatever reference is made in this prospectus to any contract or other document of ours, the reference may not be complete and you should refer to the exhibits that are part of the registration statement for a copy of the contract or document.

         We also file annual, quarterly and current reports and other information with the SEC. You may read and copy any report or document we file, and the registration statement, including the exhibits, may be inspected at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov.

         Quotations for the prices of our common stock appear on the Nasdaq National Market, and reports, proxy statements and other information about us can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents are incorporated by reference into this prospectus:

         o        Our Annual Report on Form 10-K for the year ended December 31,
                  2002,

         o Our proxy statement for our 2003 Annual Meeting of Shareholders, and

         o The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on October 28, 1998, as such description is updated in any amendment to the Form 8-A.

         In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents with the SEC. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in a subsequently filed document incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this registration statement.

         You may obtain a copy of these filings, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this prospectus or in a document incorporated by reference herein, at no cost, by writing or telephoning:


                           21st Century Holding Company
                           4161 NW 5th Street
                           Plantation, Florida 33317
                           Attention:  James A. Epstein, Esq.
                           Telephone:  (954) 581-9993


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         We have authority under Section 607.0850 of the Florida Business Corporation Act to indemnify our directors and officers to the extent provided for in such law. Our Amended and Restated Articles of Incorporation provide that we may insure, shall indemnify and shall advance expenses on behalf of our officers and directors to the fullest extent not prohibited by law. We also are a party to indemnification agreements with each of our directors and officers.

                                     PART II

                       INFORMATION REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The Registrant estimates that its expenses in connection with this registration statement will be as follows:*

         SEC registration fee..........................      $   133.38
         Accounting fees and expenses..................        3,000.00
         Legal fees and expenses.......................        7,500.00
         Miscellaneous.................................          500.00
                                                             ==========
                  Total................................      $11,133.38


ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided for in such law. The Registrant's Amended and Restated Articles of Incorporation provide that the Registrant may insure, shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent not prohibited by law. The Registrant is also a party to indemnification agreements with each of its directors and officers.

ITEM 16.   EXHIBITS.

         4.1      Specimen of Common Stock Certificate (1)
         4.2 Revised Representative's Warrant Agreement including form of Representative's Warrant(1)
         5.1      Opinion of Broad and Cassel(2)
         23.1 Consent of Broad and Cassel (included in its opinion filed as Exhibit 5.1)(2)
         23.3     Consent of McKean, Paul, Chrycy, Fletcher & Co. (2)
         23.4     Consent of De Meo, Young, McGrath  (2)
         25.1 Power of Attorney (included in the signature page of this Registration Statement)(2)
         _____________

         (1) Previously filed exhibit of the same number to the Registrant's Registration Statement on Form SB-2 (File No. 333-63623) and incorporated herein by reference.
         (2)      Filed herewith.

ITEM 17.   UNDERTAKINGS

The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

                  (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                  (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plantation, State of Florida on this 13th day of May, 2003.

                                  21ST CENTURY HOLDING COMPANY


                                  By: /s/ Edward J. Lawson
                                      ---------------------------
                                      Edward J. Lawson
                                      Chairman of the Board, President and Chief
                                      Executive Officer

                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Edward J. Lawson and Michele V. Lawson, or any one of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her and in his or her name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the offering hereunder pursuant to Rule 462 under the Securities Act of 1933 and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURES                                          TITLE                                     DATE
----------                                          -----                                     ----

/s/ Edward J. Lawson               Chairman  of  the  Board,   President  and  Chief       May 13, 2003
--------------------------         Executive Officer (Principal Executive Officer)
Edward J. Lawson

/s/ J. G. Jennings, III            Chief Financial Officer (Principal  Financial and       May 13, 2003
--------------------------         Accounting Officer)
J. G. Jennings, III

/s/ Richard A. Widdicombe          President,  Federated National, American Vehicle,       May 13, 2003
--------------------------         and Assurance MGA and Director
Richard A. Widdicombe

/s/ Carl Dorf                      Director                                                May 13, 2003
--------------------------
Carl Dorf

/s/ Charles B. Hart, Jr.           Director                                                May 13, 2003
--------------------------
Charles B. Hart, Jr.

/s/ Bruce Simberg                  Director                                                May 13, 2003
--------------------------
Bruce Simberg

/s/  James DePelisi                Director                                                May 13, 2003
--------------------------
James DePelisi

/s/  Richard W. Wilcox, Jr.        Director                                                May 13, 2003
--------------------------
Richard W. Wilcox, Jr.

 EXHIBIT INDEX

         EXHIBIT                DESCRIPTION
         -------                -----------

         5.1                    Opinion of Broad and Cassel

         23.1                   Consent of Broad and Cassel

         23.3                   Consent of McKean, Paul, Chrycy, Fletcher & Co.

         23.4                   Consent of De Meo, Young, McGrath